Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS SECOND QUARTER 2014 REVENUES AND EARNINGS

Omaha, Nebraska, July 21, 2014:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the second quarter ended June 30, 2014.

Summarized financial results for second quarter 2014 compared to second quarter 2013 are as follows (dollars in thousands, except per share data):

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Total revenues	$542,120	$506,648	7%	$1,034,142	$999,535	3%
Trucking revenues, net of fuel surcharge	332,025	320,000	4%	643,547	633,400	2%
Value Added Services (“VAS”) revenues	100,501	91,185	10%	185,655	173,695	7%
Operating income	42,330	42,361	0%	65,771	71,054	(7)%
Net income	25,632	25,840	(1)%	39,971	43,351	(8)%
Earnings per diluted share	0.35	0.35	1%	0.55	0.59	(7)%

Positive freight demand trends continued from first quarter 2014 into second quarter 2014. Freight demand (as measured by our daily morning ratio of loads available to trucks available in our One-Way Truckload network) showed consistent strength, and we were overbooked (more available freight than available trucks at the start of each day) throughout second quarter 2014. A tight capacity market combined with a gradually firming economy were the primary contributing factors. This trend has continued through the first three weeks of July 2014. Truck capacity is being constrained by an extremely challenging driver market, accelerating trucking company failures and heightened regulatory cost increases for truck ownership and safety; thus, we expect this favorable freight trend will continue.

Average revenues per tractor per week, net of fuel surcharge, increased 4.9% in second quarter 2014 compared to second quarter 2013. This was achieved as a result of planned network design changes that enabled us to increase our average trip length by 5.7% which improved average miles per truck and reduced empty miles while also producing an expected negative impact on revenue per mile. Even after these changes, average revenues per total mile, excluding fuel surcharge, rose 2.1% in second quarter 2014 compared to second quarter 2013. We made good progress working with our customers on sustainable rate increases during second quarter 2014. These efforts will continue as we move forward and work to recoup the cost increases associated with more expensive equipment, a shrinking supply of qualified drivers and an increasingly difficult regulatory environment. Strategic customers understand the collective capacity

Werner Enterprises, Inc. - Release of July 21, 2014

and service challenges facing our company and our industry and are increasingly supportive of Werner's ongoing initiatives to provide sustainable transportation solutions in support of their supply chain needs.

We were pleased that our efforts to improve operational efficiency and productivity gained momentum in second quarter 2014. Despite the final quarter of an unfavorable headwind from the driver hours of service (HOS) changes, which became effective on July 1, 2013, our average monthly miles per truck increased 2.8% in second quarter 2014 compared to second quarter 2013 and grew sequentially by 5.6% from first quarter 2014. Better load planning and improved freight choices caused a 79 basis point reduction in our empty mile percentage to 12.14% in second quarter 2014 from 12.93% in second quarter 2013.

The Federal Motor Carrier Safety Administration's revised driver HOS rules referenced above included more restrictive requirements covering driver use of the 34-hour restart rule and a required 30-minute rest period after 8 hours on duty. We believe that these HOS changes negatively impacted our miles per truck by two to three percent. We are working closely with customers and drivers to minimize the impact of these changes and obtain adequate rate relief.

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and Logistics (VAS). In second quarter 2014, we averaged 7,055 trucks in service in the Truckload segment and 48 intermodal drayage trucks in the VAS segment. We ended the quarter with 7,035 trucks in the Truckload segment and 55 intermodal drayage trucks in the VAS segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,515 trucks (or 50% of our total Truckload segment fleet).

Diesel fuel prices were 5 cents per gallon higher in second quarter 2014 than in second quarter 2013 and were 6 cents per gallon lower than in first quarter 2014. For the first 20 days of July 2014, the average diesel fuel price per gallon was 8 cents lower than the average diesel fuel price per gallon in the same period of 2013 and 15 cents lower than in third quarter 2013. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in the truckload industry remains constrained by economic and safety regulatory factors. It is very costly for many smaller and medium size private carriers to replace their older, lower-value trucks with much more expensive, EPA-compliant new trucks, which significantly reduces the risk of trucks being added to the market. We continue to invest in equipment solutions including more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts to improve the mile per gallon efficiency of our fleet. Net capital expenditures in second quarter 2014 were $47 million. We estimate net capital expenditures for the year 2014 to be in the range of $210 to $230 million which reflects our plan to reduce the average age of our truck fleet during the second half of 2014. The average age of our truck fleet as of June 30, 2014, was 2.4 years. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting and retention market was extremely difficult during second quarter 2014. Significant problematical factors include a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate and job competition from the housing construction and hydraulic fracturing markets. We expect that competition for drivers will further intensify in the coming months.

Gains on sales of assets were $5.2 million in second quarter 2014, including a $1.6 million gain from the sale of real estate. This compares to gains on sales of assets of $6.5 million in second quarter 2013, which included a $1.1 million gain from the sale of real estate, and gains on sales of assets of $4.6 million

Werner Enterprises, Inc. - Release of July 21, 2014

in first quarter 2014. In second quarter 2014, we realized lower average gains per truck and sold more trucks and trailers compared to second quarter 2013. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$100,501	100.0	$91,185	100.0	$185,655	100.0	$173,695	100.0
Rent and purchased transportation expense	87,209	86.8	76,255	83.6	159,763	86.1	145,452	83.7
Gross margin	13,292	13.2	14,930	16.4	25,892	13.9	28,243	16.3
Other operating expenses	11,037	11.0	10,441	11.5	21,782	11.7	20,141	11.6
Operating income	$2,255	2.2	$4,489	4.9	$4,110	2.2	$8,102	4.7

In second quarter 2014, VAS revenues increased $9.3 million or 10%, and operating income dollars decreased $2.2 million or 50%, compared to second quarter 2013. The increase in VAS revenues was due primarily to growth in Intermodal and Werner Global Logistics revenues. Operating income was impacted by a lower gross margin percentage for contractual business due to rising third party carrier costs, as capacity was tighter during second quarter 2014 compared to second quarter 2013.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $92.7 million and $88.6 million in second quarters 2014 and 2013, respectively, and $179.8 million and $180.2 million in the year-to-date 2014 and 2013 periods, respectively) and the VAS segment are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Ratios	2014	2013	Difference	2014	2013	Difference
Truckload Transportation Services	88.6%	89.4%	(0.8)%	90.9%	91.0%	(0.1)%
Value Added Services	97.8%	95.1%	2.7%	97.8%	95.3%	2.5%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for second quarter 2014 and second quarter 2013 are 91.1% and 91.7%, respectively, and are 92.9% for both the 2014 and 2013 year-to-date periods, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of June 30, 2014, we had $40.0 million of debt outstanding and $787.0 million of stockholders' equity. During second quarter 2014, the Company purchased 500,000 shares of its common stock for a total cost of $12.7 million.

Werner Enterprises, Inc. - Release of July 21, 2014

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	$	%	$	%	$	%	$	%
Operating revenues	$542,120	100.0	$506,648	100.0	$1,034,142	100.0	$999,535	100.0
Operating expenses:
Salaries, wages and benefits	144,506	26.7	135,236	26.7	279,219	27.0	268,341	26.9
Fuel	92,131	17.0	90,191	17.8	183,206	17.7	186,984	18.7
Supplies and maintenance	45,887	8.5	43,934	8.7	91,741	8.9	87,062	8.7
Taxes and licenses	21,311	3.9	21,586	4.2	42,143	4.0	43,210	4.3
Insurance and claims	19,180	3.5	17,320	3.4	39,386	3.8	37,121	3.7
Depreciation	44,573	8.2	42,367	8.4	87,696	8.5	84,698	8.5
Rent and purchased transportation	128,239	23.7	115,060	22.7	239,885	23.2	221,378	22.2
Communications and utilities	3,409	0.6	3,187	0.6	6,908	0.7	6,329	0.6
Other	554	0.1	(4,594)	(0.9)	(1,813)	(0.2)	(6,642)	(0.7)
Total operating expenses	499,790	92.2	464,287	91.6	968,371	93.6	928,481	92.9
Operating income	42,330	7.8	42,361	8.4	65,771	6.4	71,054	7.1
Other expense (income):
Interest expense	136	—	91	—	230	—	235	—
Interest income	(660)	(0.1)	(535)	(0.1)	(1,315)	(0.1)	(1,040)	(0.1)
Other	(45)	—	(82)	—	(41)	—	(92)	—
Total other expense (income)	(569)	(0.1)	(526)	(0.1)	(1,126)	(0.1)	(897)	(0.1)
Income before income taxes	42,899	7.9	42,887	8.5	66,897	6.5	71,951	7.2
Income taxes	17,267	3.2	17,047	3.4	26,926	2.6	28,600	2.9
Net income	$25,632	4.7	$25,840	5.1	$39,971	3.9	$43,351	4.3

Diluted shares outstanding	72,597		73,598		72,882		73,690
Diluted earnings per share	$0.35		$0.35		$0.55		$0.59

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Truckload Transportation Services	$429,390	$412,869	$832,575	$821,769
Value Added Services	100,501	91,185	185,655	173,695
Other	12,258	2,083	16,247	4,127
Corporate	829	996	1,387	1,646
Subtotal	542,978	507,133	1,035,864	1,001,237
Inter-segment eliminations (1)	(858)	(485)	(1,722)	(1,702)
Total	$542,120	$506,648	$1,034,142	$999,535

Operating Income
Truckload Transportation Services	$38,320	$34,442	$59,100	$58,057
Value Added Services	2,255	4,489	4,110	8,102
Other	357	1,623	841	2,528
Corporate	1,398	1,807	1,720	2,367
Total	$42,330	$42,361	$65,771	$71,054

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of July 21, 2014

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	% Change	2014	2013	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.14%	12.93%	(6.1)%	12.06%	12.98%	(7.1)%
Average trip length in miles (loaded)	466	441	5.7%	466	453	2.9%
Average tractors in service	7,055	7,134	(1.1)%	7,029	7,146	(1.6)%
Average revenues per tractor per week (1)	$3,620	$3,450	4.9%	$3,521	$3,409	3.3%
Total trailers (at quarter end)	21,865	22,005		21,865	22,005
Total tractors (at quarter end)
Company	6,375	6,480		6,375	6,480
Independent contractor	660	670		660	670
Total tractors	7,035	7,150		7,035	7,150

Value Added Services segment
Total VAS shipments	74,660	70,383	6.1%	136,952	134,749	1.6%
Less: Non-committed shipments to truckload segment	20,163	19,411	3.9%	36,660	39,357	(6.9)%
Net VAS shipments	54,497	50,972	6.9%	100,292	95,392	5.1%
Average revenue per shipment	$1,699	$1,632	4.1%	$1,707	$1,653	3.3%

Average tractors in service	48	45		47	42
Total trailers (at quarter end)	1,730	1,755		1,730	1,755
Total tractors (at quarter end)	55	43		55	43

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Capital expenditures, net	$46,761	$13,223	$62,807	$34,529
Cash flow from operations	31,336	34,302	90,545	110,908
Return on assets (annualized)	7.4%	7.8%	5.8%	6.5%
Return on equity (annualized)	13.1%	14.0%	10.3%	11.9%

Werner Enterprises, Inc. - Release of July 21, 2014

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$27,714	$23,678
Accounts receivable, trade, less allowance of $10,166 and $9,939, respectively	261,305	231,647
Other receivables	20,888	10,769
Inventories and supplies	15,088	15,743
Prepaid taxes, licenses and permits	6,894	15,064
Current deferred income taxes	26,389	25,315
Other current assets	32,248	27,445
Total current assets	390,526	349,661

Property and equipment	1,724,963	1,727,737
Less – accumulated depreciation	762,991	750,219
Property and equipment, net	961,972	977,518

Other non-current assets	38,372	26,918
Total assets	$1,390,870	$1,354,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$84,902	$66,678
Insurance and claims accruals	62,301	59,811
Accrued payroll	27,250	22,785
Other current liabilities	20,292	18,457
Total current liabilities	194,745	167,731

Long-term debt, net of current portion	40,000	40,000
Other long-term liabilities	19,085	14,710
Insurance and claims accruals, net of current portion	132,250	131,900
Deferred income taxes	217,779	227,237

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 71,950,164 and 72,713,920 shares outstanding, respectively	805	805
Paid-in capital	101,419	98,534
Retained earnings	863,596	830,842
Accumulated other comprehensive loss	(4,531)	(4,631)
Treasury stock, at cost; 8,583,372 and 7,819,616 shares, respectively	(174,278)	(153,031)
Total stockholders’ equity	787,011	772,519
Total liabilities and stockholders' equity	$1,390,870	$1,354,097

Werner Enterprises, Inc. - Release of July 21, 2014

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.